EXHIBIT 99.1

For Immediate Release	Media Contact: Kimberly McAlear
503/627-4314
kimberly.mcalear@tektronix.com

Analyst Contact:Paul Oldham
503/627-4027
paul.r.oldham@tektronix.com
Tektronix to Offer $300 Million
Senior Convertible Notes
BEAVERTON, Ore., Jun. 25, 2007 — Tektronix, Inc. (NYSE: TEK) today announced its intention to offer, subject to market and other conditions, $300 million principal amount of Senior Convertible Notes due 2012 through offerings to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will be convertible under certain circumstances. Upon conversion, holders will receive cash up to the principal amount, and any excess conversion value will be delivered, at our election, in cash, common stock or a combination of cash and common stock. Tektronix also expects to grant the initial purchasers an option to purchase additional notes to cover overallotments.
In addition, Tektronix expects to enter into separate convertible note hedge and warrant transactions with one or more of the initial purchasers of the notes and/or their affiliates. These transactions are intended to reduce potential dilution to Tektronix common stock upon potential future conversion of the notes and generally have the effect on the company of increasing the conversion price of the notes. In connection with these transactions, the hedge counterparties have advised Tektronix that they or their affiliates may enter into various derivative transactions with respect to Tektronix’ common stock concurrently with or shortly following pricing of the notes. These activities could have the effect of increasing or preventing a decline in the price of Tektronix common stock concurrently or following the pricing of the notes. In addition, the hedge counterparties or their affiliates may from time to time, following the pricing of the notes, enter into or unwind various derivative transactions with respect to
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Tektronix to Offer $300 Million Senior Convertible Notes.../2
Tektronix common stock and/or purchase or sell Tektronix common stock in secondary market transactions. These activities could have the effect of decreasing the price of Tektronix common stock and could affect the price of the notes.
Tektronix expects to use a portion of the net proceeds from the offering to repurchase approximately $100 million worth of shares of its common stock in privately negotiated transactions contemporaneously with the closing of the sale of the notes. In addition, net proceeds from the offering will be used to fund the net cost of the above-described convertible note hedge and warrant transactions. Any remaining net proceeds from the offering will be used to repurchase additional shares of Tektronix common stock under the company’s share repurchase program and for general corporate purposes.
This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities and the shares of Tektronix common stock issuable upon conversion or exercise of the securities have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About Tektronix
Tektronix is a leading supplier of test, measurement, and monitoring products, solutions and services for the communications, computer, and semiconductor industries — as well as military/aerospace, consumer electronics, education and a broad range of other industries worldwide. Headquartered in Beaverton, Oregon, Tektronix has operations in 19 countries worldwide.
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